Exhibit (11)


FLORIDA ROCK INDUSTRIES, INC.
COMPUTATION OF EARNINGS PER COMMON SHARE



                                               Year Ended September 30
                                         2005            2004          2003

Income before cumulative
 effect of accounting change         $157,653,000    113,670,000     75,601,000

Cumulative effect of accounting
 change                                         -              -        333,000

Net income                           $157,653,000    113,670,000     75,934,000

Common shares:

Weighted average shares outstanding
 during the period -  used for
 basic earnings per share              65,305,615     64,810,289     64,420,064

Shares issuable under stock options
 which are potentially dilutive         1,458,310      1,323,055      1,043,577

Shares used for diluted earnings
 per share                             66,763,925     66,133,344     65,463,641

Earnings per share:
 Basic
  Income before cumulative effect
   of accounting change	                    $2.41           1.75           1.17
  Cumulative effect of accounting
   change                                       -              -            .01

 Net income                                 $2.41           1.75           1.18

 Diluted
  Income before cumulative effect of
   accounting change                        $2.36           1.72           1.15
  Cumulative effect of accounting
   change                                       -              -            .01

 Net income                                 $2.36           1.72           1.16